EXHIBIT 5.1
David Peinsipp
(415) 693-2177
dpeinsipp@cooley.com
May 21, 2013
Blue Nile, Inc.
411 First Avenue South, Suite 700
Seattle, WA 98104
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Blue Nile, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,314,901 shares of Common Stock (the “Shares”) pursuant to the Company's 2013 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company's Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
COOLEY LLP

By: /s/ David Peinsipp
David Peinsipp

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